EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Class A common stock of Banzai International, Inc. dated as of December 26, 2023 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Mason Ward

/s/ Mason Ward

Alco Investment Company

/s/ Mason Ward
Name: Mason Ward
Title: Chief Financial Officer

December 26, 2023